UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934
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Date of Report (Date of earliest event reported): August 27, 2009

ASIARIM CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada (State or other jurisdiction of incorporation)	------------- (Commission File Number)	83-0500896 (IRS Employer Identification No.)

Suite 1601, 16/F Jie Yang Building, 271 Lockhart Road, Wanchai, Hong Kong	n/a
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code:	+1 360 717 3641
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01	Changes in Control of Registrant

On August 27, 2009, Mitex Group Limited ("Mitex"), a company solely owned by our director, Mr. Ben van Wijhe, entered into an agreement with two major shareholders of Asiarim Corporation ("Company"), Messrs Te Hwai HO and Sau Shan KU. According to the agreement, Mr. HO and Mr. KU agreed to transfer their 4,500,000 shares and 2,910,000 shares in the Company for 2,940 shares and 1,960 shares in Mitex, respectively, representing a combined interest of 49% in Mitex. At the time of this agreement, Mr. Te Hwai HO is the Director, President, CEO, CFO, Treasurer, and Secretary of the Company.

As a result of the agreement above, there has been a change in control of the Company. The 7,410,000 shares of common stock of the Company, which constitute approximately 67.24% of the total outstanding common stock of 11,020,000 shares of the Company as of August 27, 2009, is now held by Mitex, which is majority owned and controlled by Mr. Ben van Wijhe.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors, appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 27, 2009, the Board of Directors of Asiarim Corporation (the "Company") appointed Mr. Ben Van Wijhe, who is already a director of the Company, as Chairman of the Board, President and Chief Executive Officer of the Company. Mr. Te Hwai Ho shall step down from his positions of President and Chief Executive Officer, but shall remain his positions as Director, Treasurer, Secretary, and Chief Financial Officer of the Company.

There is no family relationship among the directors of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 31, 2009	ASIARIM CORPORATION

By: /s/ Ben van Wijhe --------------------------------- Name: Ben van Wijhe Title: President